HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan -to Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,034

Total Outstanding Loan Balance ($):     240,691,423

Total Expected Collateral Balance ($):     1,200,000,100

Total Expected Collateral Balance - Selection ($):     246,138,933

Average Loan Current Balance ($)     232,777

Weighted Average Original LTV (%) *: 80.6

Weighted Average Coupon (%): 8.43

Ann Weighted Average Coupon (%): 8.44

Fixed Weighted Average Coupon (%): 8.37

Weighted Average Margin (%):     5.95

Weighted Average FICO (Non-Zero): 628

Weighted Average Age (Months): 2

:

% First Liens:     99.2

% Second Liens: 0.8

% Arms: 88.4

%Fixed:     11.6

% Interest Only:     8.7

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 - 6.00	1	286,388	0.1	5.68	68.8	698
6.01 - 6.50	6	1,433,051	0.6	6.31	70.2	680
6.51 - 7.00	40	10.622,694	4.4	6.87	75.9	684
7.01-7.50	111	30,379,919	12.6	7.30	78.1	658
7.51 -8.00	208	55,568,936	23.1	7.79	79.3	643
8.01-8.50	173	41.384,977	17.2	8.29	81.8	639
8.51 - 9.00	184	44,412,117	18.5	8.80	82.3	617
9.01 - 9.50	109	22,172,786	9.2	9.26	80.2	597
9.51 -10.00	96	19,254,122	8.0	9.78	84.5	589
10.01 -10.50	37	6,530,721	2.7	10.28	83.8	579
10.51 -11.00	24	3,904,969	1.6	10.81	76.8	546
11.01 -11.50	17	2,504,969	1.0	11.14	80.2	555
11.51-12.00	21	1,723,186	0.7	11.68	90.6	613
12.01 >=	7	512,588	0.2	12.19	87,6	611
Total:	1,034	240,691,423	100.0	8.43	80.6	628
Max: 12.88 Min: 5.68 Wgt Avg: 8.43

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
451 -475	2	523,620	0.2	8.07	82.8	462
476 -500	7	1,854,738	08	9.18	72.1	494
501 - 525	40	8,745,585	3.6	10.02	72.8	516
526-550	58	10.761,328	4.5	9.63.	72,7	538
551 - 575	94	18,807,264	7.8	9.02	72.7	563
576 - 600	125	29,250,322	12.2	8.65	78.8	589
601 - 625	172	41,332,345	17.2	8.48	82.8	613
626 - 650	195	46,912,586	19.5	8.30	83.3	639
651 -675	163	39,903,462	16.6	8.04	81.8	663
676 - 700	86	21,948,371	9.1	7.86	83.9	688
701 - 725	49	10,627,541	4.4	7.84	83.0	713
726 - 750	26	6,140,892	2.6	7.90	81.2	737
751 -775	14	2,925,986	1.2	7.59	81.3	762
776 - 800	3	957,382	0.4	8.10	90.4	787
Total:	1,034	240,691,423	100.0	8.43	80.6	628
Max: 793 Min: 461 Wgt Avg: 628

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50,000	16	651,008	0.3	10.18	73.9	625
50,001 -100,000	136	10,972,833	4.6	9.41	79.4	620
100,001-150,000	168	21,277,832	8.8	8.71	77.9	628
150,001- 200,000	186	32,600,404	13.5	8.71	79.8	621
200,001 - 250,000	132	29,505,545	12.3	8.35	79.8	626
250,001 - 300,000	120	32,823,887	13.6	8.17	79.4	630
300,001 – 350,000	95	30,779,765	12.8	8.31	79.1	619
350,001 -400,000	65	24,396,541	10.1	8.20	80.3	623
400,001,-450,000	43	18,239,838	7.6	8.53	82.9	637
450,001 -500,000	32	15,311,756	6.4	8.18	84.3	636
500,001 – 550,000	17	8,988,508	3.7	8.30	84.7	641
550,001- 600,000	13	7,470,806	3.1	8.46	88.2	642
600,001 - 650,000	3	1,861,430	0.8	8.09	85.0	666
650,001-700,000	2	1,360,695	0.6	8.42	84.4	666
700,001 - 750,000	5	3,691,619	1.5	7.79	83.4	658
750,001- 800,000	1	758,956	0.3	7.99	90.0	691
Total:	1,034	240,691,423	100.0	8.43	80.6	628
Max: 758,955.81 Min: 22,778.39 Avg. 232,777.00

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50.0	36	5,955,443	2.5	8.23	44.3	606
50.1 - 55.0	14	3,043,221	1.3	8.42	52.1	574
55.1 - 60.0	25	4,656,500	1.9	8.38	57.2	591
60.1- 65.0	42	9,292,429	3.9	8.07	63.8	601
65.1 - 70.0	68	14,071,247	5.8	8.49	68.9	592
70.1 -75.0	91	20,160,740	8.4	8.58	74.0	598
75.1 - 80.0	343	80,441,103	33.4	8.18	79.8	644
80.1 - 85.0	131	31,227,645	13.0	8.47	84.6	615
85.1 -90.0	179	49,148,195	20.4	8.40	89.6	634
90.1- 95.0	50	13,526,850	5.6	9.01	94.9	651
95.1 -100.0	55	9,168,050	3.8	9.89	99.9	668
Total:	1,034	240,691,423	100.0	8.43	80.6	628
Max: 100.0 Min: 19.7 Wgt Avg: 80.6

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	312	72,273,116	30.0	8.63	81.0	635
1.00	58	17181611	7.1	8.84	80.7	616
2.00	504	117,881,031	49.0	8.37	80.9	622
2.50	4	720,614	0.3	8.54	84.3	661
3.00	156	32,635,051	13.6	7.99	78.7	642
Total:	1,034	240,691,423	100.0	8.43	80.6	628

Documentation Type	Na of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Stated Income / Stated Assets	1,034	240,691,423	100.0	8.43	80.6	628
Total:	1,034	240,691,423	100.0	8.43	80.6	628

Occupancy Status	No of Loans	Total Scheduled Balance (5)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	940	221,787,911	92.1	8.41	80.7	627
Second Home	3	364,385	0.2	8.76	68.7	609
Investor	91	18,539,127	7.7	8.73	80.2	641
Total:	1,034	240,691,423	100.0	8.43	80.6	628

State	No of Loans	Total Scheduled Balance (3)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	255	86,541.303	36.0	8.21	80.2	628
Florida	123	24,893,227	10.3	8.61	79.8	614
Illinois	79	17,967,072	7.5	8.51	80.3	636
Arizona	90	17,321,753	7.2	8.48	80.5	626
New York	39	11,852,283	4.9	8.56	75.0	614
New Jersey	36	9,664,959	4.0	8.55	79.6	631
Maryland	30	8,534,736	3.5	8.40	85.0	633
Texas	72	7,411,613	3.1	9.04	79.4	630
Georgia	22	4,500,415	1.9	8.68	84.2	647
Nevada	18	4,413,997	1.8	8.36	83.0	652
Vitginia	23	4,278,441	1.8	8.79	79.9	612
Michigan	31	3,768,318	1.6	8.81	82.5	631
Pennsylvania	20	3,178,116	1.3	8.73	81.5	631
North Carolina	15	2,915,695	1.2	8.16	84.9	650
Connecticut	10	2,696,387	1.1	8.55	84.8	657
Other	171	30,753,107	12.8	8.49	82.4	631
Total:	1,034	240,691,423	100.0	8.43	80.6	628

Purpose	No of Loans	Total Scheduled Balance (5)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	224	45,284,756	18.8	8.38	83.1	664
Refinance-Rate Term	45	7,081,393	2.9	8.35	80.1	635
Refinance - Cashout	765	188,325,274	78.2	8.45	80.0	619
Total:	1,034	240,691,423	100.0	8.43	80.6	628

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	374	76,594,028	31.8	8.57	79.5	624
Arm 2/28 -Balloon 40/30	221	59,246,579	24.6	8.45	82.0	625
Arm 2/28 - Balloon 50/30	200	59,353,531	24.7	8.41	81.6	624
Arm 3/27	21	3,681,002	1.5	8.42	83.7	645
Arm 3/27 -Balloon 40/30	11	3,230,418	1.3	8.34	83.4	637
Arm 3/27 - Balloon 45/30	1	227,357	0.1	7.25	80.0	464
Arm 3/27 - Balloon 50/30	4	956,444	0.4	7.97	87.5	611
Arm 5/25	17	4,007,174	1.7	7.70	80.1	671
Arm 5/25 - Balloon 40/30	12	3,923,317	1.6	7.37	78.4	656
Arm 5/25 - Balloon 50/30	4	1,201,952	0.5	8.19	74.7	657
Arm 6 Month	1	258,807	0.1	8.84	85.0	627
Fixed Balloon 30/15	22	1,577,276	0.7	11.42	98.9	670
Fixed Balloon 40/30	14	2,177,199	0.9	8.19	83.6	636
Fixed Balloon 50/30	16	4,313,600	1.8	8.20	76.4	637
Fixed Rate	116	19,942,739	8.3	8.18	76.7	648
Total:	1,034	240,691,423	100.0	8.43	80.6	628

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	869	202,810,878	84.3	8.42	80.8	627
2Family	45	12,400,254	5.2	8.37	79.6	638
PUD	53	10,953,082	4.6	8.66	81.6	625
Condo	46	8,535,071	3.5	8.57	83.5	632
3-4 Family	21	5,992,138	2.5	8.21	71.7	652
Total:	1,034	240,691,423	100.0	8.43	80.6	628

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 -4.00	8	2,464,186	1.2	7.58	78.0	662
4.01-4.50	8	1,733,606	0.8	6.79	72.5	681
4.51-5.00	50	14,037,073	6.6	7.41	78.8	653
5.01 - 5.50	94	23,024,316	10.8	7.82	79.5	636
5.51 -6.00	385	101,629,515	47.8	8.37	82.6	634
6.01 -6.50	146	34,807,782	16.4	8.64	79.6	609
6.51 - 7.00	113	24,429,144	11.5	9.24	78.9	601
7.01-7.50	44	7,907,610	3.7	9.77	80.9	587
7.51 - 8.00	11	2,042,746	1.0	9.76	81.7	575
8.01 - 8.50	5	411,964	0.2	10.41	82.5	610
8.51 - 9.00	2	192,669	0.1	10.26	80.5	596
Total:	866	212,680,610	100.0	8.44	80.9	626
Max: 8.75 Min: 2.63 Wgt Avg: 5.95

Months to Rate.Reset	Noof Loans	Total Scheduled Balance($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 -3	1	258,807	0.1	8.84	85.0	627
7 - 9	2	867,055	0.4	8.70	82.7	565
13 -15	1	205,547	0.1	10.45	70.0	499
10 -18	10	2,603940,	1.2-	8.27	75.3	541
19 - 21	304	75957,715	35.6	8.37	81.6	627
22 - 24	478	115,860,783	54.5	8.56	80.5	625
25 -27	1	227,357	0.1	7.25	80.0	464
28 - 30 .	7	415,568	0.2	8.80-	69.4	591
31 - 33	17	4,503,455,	2.1	8.24	85.5	641
34 - 36	17	2,948,840	1.4	8.40	81.8	640
37>=	33	9,132,444	4.3	7.62	78.7	663
Total:.	866	212,680,910	100.0	8.44	80.9	626
Max: 59 Min: 3 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
9.51-11.50	1	147,975	0.1	7.25	80.0	671
11.51 -12.00	1	286,388	0.1	5.68	68.8	698
12.01 -12.50	5	1,195,334	0.6	6.62	74.3	650
12.51 -13.00	28	7,752,531	3.6	6.97	79.6	666
13.01 - 13.50	87	23,374,438	11.0	7.32	78.5	655
13.51 -14.00	167	44,063,195	20.7	7.80	79.1	639
14.01 -14.50	139	34,894,260	16.4	8.23	81.2	644
14.51 -15.00	170	44,474,177	20.9	8.65	82.2	624
15.01.-15.50	98	22,473,521	10.6	9.03	81.5	606
15.51 -16.00	74	15,779,035	7.4	9.66	82.6	576
16.01 -16.50	35	6,719,809	3.2	9.96	81.2	566
16.51-17.00	33	6,693,490	3.1	10.27	85.8	594
17.01 -17.50	13	2,940,960	1.4	10.71	83.1	564
17.51 -18.00	8	1,042,565	0.5	11.23	77.2	538
18.01 =	7	842,930	0.4	11.25	93.9	605
Total:	866	212,680,610	100.0	8.44	80.9	626
Max: 18.54 Min: 11.25 Wgt Avg: 14.54

Minimum Rate (%)	No of Loans	Total Scheduled Balance (a)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=4.50	1	125,956	0.1	6.15	65.0	737
4.51 -5.00	6	1,521,733	0.7	7.20	80.0	683
5.01 -5.50	30	6,354,127	3.0	7.64	79.4	676
5.51-.6.00	49	10,637,419	5.0	7.72	79.1	668
6.01 - 6.50	39	8,362,757	3.9	8.06	78.3	660
6.51-7.00	59	13,667,747	6.4	8.04	78.7	649
7.01 -7.50	90	24,119,564	11.3	7.54	78.7	648
7.51 -8.00	148	41,500,804	19.5	7.85	79.3	632
8.01 - 8.50	105	28,267,383	13.3	8.33	832	631
8.51 -9.00	135	34,783,494	16.4	8.82	83.1	612
9.01-9.50	75	16,679,474	7.8	9.26	80.3	594
9.51 -10.00	66	15,334,796	7.2	9.79	85.1	588
10.01 -10.50	25	5,406,812	2.5	10.27	85.4	573
10.51 -11.00	19	3,263,117	1.5	10.81	76.2	545
11.01 -11.50	11	1,940,192	0.9	11.12	79.5	544
11.51 >=	8	715,234	0.3	11.69	79.7	553
Total:	866	212,680,610	100.0	8.44	80.9	626
Max: 12.31 Min: 4.15 Wgt Avg: 8.06

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	302	79,324,676	37.3	8.68	80.3	612
1.50	1	391,552	0.2	8.35	80.0	653
2.00	7	2,063,053	1.0	8,39	73.8	521
3.00	556	130,901,329	61.5	8.29	81.4	636
Total:	866	212,680,610	100.0	8.44	80.9	626
Wgt Avg: 2.24

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	864	211,992.795	99.7	8.44	80.9	626
1.50	2	687,814	0.3	8.50	82.2	570
Total:	866	212,680,610	100.0	8.44	80.9	626
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	969	219,765,049	91.3	8.49	80.7	624
60	64	20,759,874	8.6	7.78	80.0	671
120	1	166,500	0.1	9.75	90.0	621
Total:	1,034	240,691,423	100.0	8.43	80.6	628